March 10, 2014 10:00 ET

World Moto: Yes™ Delivers Revenues From First International Franchise

NEW YORK, NY--(Marketwired - Mar 10, 2014) - World Moto, Inc. (OTCBB: FARE) (OTCQB:FARE) (BERLIN: WM7) (BERLIN: A1J8SY) ("World Moto" or the "Company") is pleased to announce that it has completed its first international franchise agreement for Yes™ services. Changing the way the world goes around, World Moto is a global authority on the $500 billion dollar a year motorcycle taxi industry and inventor of the Moto-Meter™, Wheelies™, and Yes™.

World Moto recently signed an international franchise agreement with Mobile Advertising Ventures to operate Yes™ retail delivery services in Kuala Lampur, Malaysia. Under the terms of the agreement, Mobile Advertising Ventures will pay the Company $25,000 USD plus a percentage of all revenue generated through deliveries within the Malaysian capital for a Yes™ fleet franchise privilege within the municipal limits. In addition to the rights to use the Yes™ trademark and the license to use the Yes™ software platform, the agreement grants Mobile Advertising Ventures the option to advertise Yes™ related products and services by equipping a dedicated fleet of motorcycle delivery vehicles with any Wheelies displays they now own or may acquire in the future.

Yes™ dispatch and convenience platforms leverage public convenience stores and strategically located distribution outlets to deliver refreshments, personal and childcare products, stationery, and other necessities anywhere in the service area in less than 15 minutes. Customers order through an easy to use application on a mobile phone, and it is anticipated that international franchisees will benefit from tourists and business professionals who travel throughout the region and prefer the convenience of using a familiar retail delivery service.

Kuala Lumpur is the capital of Malaysia and is home to approximately 7.2 million people that live in the greater metropolitan area which covers nearly 100 square miles. With an average household annual income of approximately $31,600 USD in 2013, it is one of the wealthiest cities in the region. While there are no formal, regulated motorcycle taxi services in Malaysia, motorcycles account for nearly half of the 21.5 million vehicles in the country, and motorcycles are commonly used for all types of food delivery services.

World Moto CEO Paul Giles stated, "While everyone understands the basic premise of motorcycle delivery, idea that you can travel to another region, know nothing about the local area, possibly not speak the language, and still get the same necessities you get back home in less than 15 minutes simply by using the same, familiar app on your phone is striking a chord with everyone to whom we have spoken. Globalization and easy mobility have created a huge market that is currently devoid of any internationally branded competition, and we anticipate Yes™ will fill that huge void."

A video demonstrating this technology is forthcoming.

Recent press releases
Achievements of 2013: http://www.marketwired.com/press-release/world-moto-celebrates-historic-achievements-2013-prepares-significant-revenues-2014-otcbb-fare-1865468.htm

About World Moto

World Moto, Inc. is the global authority on the $500 billion a year motorcycle taxi industry and creator of the Moto-Meter™, Wheelies™, and Yes™.

Products/Services:

The Moto-Meter™ is a landmark device that CNN, Newsweek, Wired, Moneylife, among others, are calling world's first motorcycle taxi meter" and "world's first portable taxi meter" and "first-ever black box for motorcycles," while the Times named it "one of the most significant innovations of this decade" and Fast Company declared it "The First Real Taxi Meter Innovation in 100 Years...a $3 billion dollar idea." Wheelies™ display static and streaming media on the wheels of motorcycles and automobiles, providing a unique and beautiful new mobile medium for advertising, broadcasting, self expression and publishing. According to Fast Company, Wheelies™ "invents a new kind of screen -- and one that's potentially ubiquitous...It's best seen to be believed."

Yes™ is a personal retail and delivery service that makes local commerce as convenient as the Internet. Simply tap an app and get refreshments, toothpaste, diapers and other necessities delivered anywhere in less than 15 minutes. Yes™ is "Your e-service."

Videos:

Moto-Meter™: http://www.worldmoto.com/videos.php
Wheelies™: http://www.evenbiggerthing.com
Yes™: http://www.worldmoto.com/yes.php
World Moto web: http://www.worldmoto.com
Facebook: http://www.facebook.com/worldmoto

To find out more about World Moto, Inc. (OTCBB: FARE) (OTCQB: FARE) (BERLIN: WM7) (BERLIN: A1J8SY), visit the Company's website and Facebook page, linked above.

Details of the Company's business, finances, appointments and agreements can be found as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's EDGAR database.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the United States Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, projections of worldwide sales of World Moto, Inc's products and global markets. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.